EXHIBIT 21.1

LIST OF SUBSIDIARIES

Georgia Banking Company, Inc., a Georgia corporation, owns, either directly or indirectly, 100% of the stock of the following subsidiaries:

Subsidiary Name	State of Incorporation
Georgia Banking Company	State of Georgia